Exhibit 99.2

Level 5 Beverage Company, Inc., a Minerco Resources, Inc. Company, Names Darin Ezra to Board of Directors

Nashua, NH, November 22, 2013: Minerco Resources, Inc. (OTCQB: MINE) (the “Company”), the parent company of Level 5 Beverage Company (“Level 5”), a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of all-natural and highly functional brands, is proud to announce Mr. Darin Ezra will join the Board of Directors of Level 5.

Darin Ezra joins V. Scott Vanis to make up the Board of Directors of Level 5 Beverage Company, Inc. and will take a leadership role in both the tactical and strategic direction of the Company.

Darin Ezra is a well-rounded, internationally experienced beverage executive with over 15 years of experience in the packaged consumer goods industry. He co-founded Power Brands Consulting, LLC (“Power Brands”) in 2006 and serves as its Chief Executive Officer. Power Brands has been party to the development of over 500 beverage brands highlighted by household beverage products such as:

●	Diabolo – French Soda – www.drinkdiabolo.com
●	Go Girl - Energy Drink – www.gogirlenergy.com
●	Street King - Energy Shots – www.skenergyshots.com
●	Neuro – Functional Beverages – www.drinkneuro.com
●	Evolution Fresh – Premium Juices - www.evolutionfresh.com/en-us/

A more comprehensive list of Power Brands development portfolio is available at http://www.powerbrands.us/portfolio.htm.

More about Power Brands; http://en.wikipedia.org/wiki/Power_Brands.

Mr. Ezra started in the industry when he founded SunWorld International (“SunWorld”), a company that specialized in the import and distribution of top selling U.S. brands in Southern Africa including: Celestial Seasonings (the top selling herbal tea in the U.S. at the time), Ice Drops (breath fresheners) and Energy Now (the top selling energy tablet in the U.S. for many years). He later licensed then sold his SunWorld business to IS Distributors (distributors of Dial soap products in Southern Africa).

With the proceeds of the sale of SunWorld, Mr. Ezra moved his operations to the United States where he cofounded BBrands, a beverage company focused on the then lucrative energy drink market. BBrands morphed into a private label energy drink company and later to a company with a diverse portfolio of beverages and other consumer brands. Mr. Ezra sold his interests to the partnership prior to launching Go Girl energy drink, America’s first female oriented energy drink, in 2005. Go Girl was acquired by Norcal Beverage Company, one of the largest private contract beverage manufacturers in the country. Mr. Ezra maintains very close ties with Norcal today, and Go Girl has gone on to become a strong regional player in the energy drink space.

More details of Mr. Ezra’s experience are available at http://www.powerbrands.us/bios.htm.

V. Scott Vanis, Chairman of the Company stated: “The company is honored to welcome Mr. Ezra to the Level 5 team. He brings invaluable experience, unprecedented motivation, unparalleled entrepreneurial spirit and proven success to our Company. After working closely with Mr. Ezra and Power Brands over the past year, I believe our company is perfectly positioned with the right products and management team; we are set to achieve our very lofty goals.  Mr. Ezra and I share the same vision of building a well diversified, highly profitable beverage Company.”

About Level 5 Beverage Company, Inc.
Level 5 is a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of all-natural and highly functional brands including: LEVEL 5™, COFFEE BOOST™ and VitaminFIZZ®. Our completed products are currently available in Southern California, Arizona and online from Amazon.com.

Please contact:	Minerco Resources, Inc. info@minercoresources.com John F. Powers, 603-732-6948

Public Disclosure

Details of the Company’s business, finances and agreements can be found as part of the Company’s continuous public disclosure as a fully reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission’s (“SEC”) EDGAR database. For more information, please visit: www.minercoresources.com.

The above statements have not been evaluated by the Food and Drug Administration (FDA). These products are not intended to diagnose, treat, cure or prevent any disease.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.